EXHIBIT 10.28

DATE OF THIS AGREEMENT 04/28/08

CLIENT NAME ImmunoCellular Therapeutics Manish Singh Woodland Hills, CA 91367	CLIENT NOTICES 21900 Burbank Blvd. 3rd Floor Woodland Hills, CA 91367

TYPE OF BUSINESS	EXPIRATION DATE	COMMENCEMENT	CONF HRS
Biotechnology	02/28/2009	04/01/2008	25

SETUP CHARGE	REFUNDABLE RETAINER	TOTAL INITIAL CHECK AMT
$600.00	$7,208.00	$11,412.00

ITEM	DESCRIPTION	AMOUNT
OFFICE FEE	3045, 3046, 3047	$2,810.00
TELEPHONE(S)	1 Fax Line	$55.00
SERVICE PACKAGE	3 Basic Package	$535.00
INTERNET SERVICE
FURNITURE
OTHER	2 unreserved Monthly Parking	$204.00
TOTAL FIXED MONTHLY FEE*		$3,604.00

MISCELLANEOUS

This agreement will automatically renew for the same term at a rate to be determined by market demand or a pre-determined increase as stated above, unless written notice is provided at least sixty (60) days prior to the expiration date of this agreement.

*	Additional sales tax may apply

CLIENT	REGENT BUSINESS CENTERS

/s/ Manish Singh	/s/ Carolina Baldwin 4-29-08
ImmunoCellular Therapeutics, Ltd. DATE	DATE

TERMS AND CONDITIONS OF LICENSE AGREEMENT

1. Office Access. Regent Business Centers Woodland Hills, LLC (“Regent”), having an address at 21900 Burbank Blvd., 3rd Floor, Woodland Hills, 91367 (the “Center”) hereby licenses to Client (as defined herein, the “Client”) the use of the office(s) defined and for the term defined herein. Client may also have access to the common areas within the Center. Access is available twenty-four (24) hours per day, seven (7) days per week. The building shall provide office cleaning, maintenance services, heating, air conditioning, and all other reasonably required utilities to the center during normal business hours as determined by the landlord for the building.

Regent reserves the right to show the office(s) from time to time to prospective clients and will use reasonable efforts not to disrupt Client’s business.

2. Services. In addition to Client’s office, Regent provides the following services inclusive of the fixed fees: Shared reception and telephone answering services during “normal” business hours (8:30 AM to 5:30 PM, Monday through Friday, excluding Regent holidays); use of conference rooms for the defined number of hours per month during Normal Business hours; Regent also provides certain services on an as requested basis. There include: FAX service, photocopy service, typing and secretarial service, mailing and messenger services; outgoing telephone service; such other services as Regent may make available from time to time at the Center. The fee schedule for these services are as posted, and are included herein. The fees are charged to Client’s account and are payable as defined on the fee schedule. Client agrees to pay all charges authorized by Client or Client’s employees Regent may change the fee schedule from time to time.

In the event Client defaults on any of Client’s obligations under this agreement, Client agrees that Regent may cease to provide any and all services including telephone services without resort to legal process.

3. Payments. Client agrees to pay the fixed and additional service fees and all applicable sales or use taxes, in the amounts set forth on the attached data form, which is hereby incorporated by reference, within 5 (five) days of the date of invoicing (expected to be via a monthly bill). If Client disputes any portion of the charges on Client’s bill, Client agrees to pay the undisputed portion on the designated payment date. Client agrees that charges must be disputed within fifteen (15) days or Client waives the right to dispute such charges. Client will be charged a late fee of 5% for any late payments. Client will also be charged a finance charge of 1.5%, per month on late payments.

Upon signing this agreement, Client is required to pay the fixed fee, setup fees and a refundable retainer as defined herein. At any time during the Term of this Agreement, or any extension term, if Client’s fixed monthly fees are increased as a result of additional services, and/or increases to existing fees, then the retainer shall increase by 200% of the adjustment amount, which shall be paid to Regent within thirty (30) days after demand therefore. The refundable retainer will not be kept in a separate account from other funds and no interest will be paid to Client on this amount. The refundable retainer may be applied to outstanding charges at any time at Regent’s discretion. Regent has the right to require that Client replace retainer funds that Regent applies to Client’s charges. At the end of the term of this agreement, if Client has satisfied all of Client’s obligations, Regent will refund Client this retainer within sixty (60) days.

4. Regent’s Limitation of Liability. Client acknowledges that due to the imperfect nature of verbal, written and electronic communications, neither Regent nor Regent’s landlord or any of their respective officers, directors, employees, shareholders, partners, agents or representatives shall be responsible for damages, direct or consequential, that may result from the failure of Regent to furnish any service, including but not limited to the service of conveying messages, communications and other utility or services. Regent shall use its best efforts to prevent the failure to provide or interruption of any such services.

CLIENT EXPRESSLY AND SPECIFICALLY AGREES TO WAIVE, AND AGREES NOT TO MAKE, ANY CLAIM FOR DAMAGES, DIRECT OR CONSEQUENTIAL, INCLUDING WITH RESPECT TO LOST BUSINESS OR PROFITS, ARISING OUT OF ANY FAILURE TO FURNISH ANY SERVICE, ANY ERROR OR OMISSION WITH RESPECT THERETO, OR ANY DELAY OR INTERRUPTION OF SERVICES. REGENT DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5. License Agreement. THIS AGREEMENT IS NOT A LEASE OR ANY OTHER INTEREST IN REAL PROPERTY. IT IS A CONTRACTUAL ARRANGEMENT THAT CREATES A REVOCABLE LICENSE. Regent retains legal possession and control of the Center and the office(s) assigned to Client. Regent’s obligation to provide Client space and services is subject to the terms of its lease with the building. This agreement terminates simultaneously with the termination of such lease or the termination of the center for any reason. As Regent’s Client, Client does not have any rights under the lease with the landlord of the building in which the center is located. When this agreement is terminated because the term has expired or otherwise, Client’s license to occupy the Center is revoked. Client agrees to remove Client’s personal property and leave the office as of the date of termination. Regent is not responsible for property left in the office(s) after termination, and Regent may dispose of any remaining property however it sees fit, including storing at Client’s expense.

6. Damages and Insurance. Client is responsible for any damage caused by Client to the Center or office(s) beyond normal wear and tear. Regent has the right to inspect the condition of the office(s) from time to time and make necessary repairs.

Client is responsible for insuring its personal property against all risks. Client has the risk of loss with respect to any of Client’s personal property. Client agrees to waive any right of recovery against Regent, its directors, officers and employees for any damages or loss to Client’s property under Client’s control. All property in Client’s office(s) is understood to be under Client’s control.

7. Default. Client is in default under this agreement if 1) Client fails to abide by the rules and regulations of the center, as defined herein, or; 2) Client does not pay Client’s fees on the designated payment date and after written notice of this failure to pay, Client does not pay within five (5) days; or 3) Client does not comply with the terms of this agreement. If the default is unrelated to payment, Client will be given written notice of the default and Client will have ten (10) days to correct the default. Upon monetary default, Regent may, if it so elects, enter into the office(s) and take and hold possession of the contents thereof, without releasing Client, in whole or in part, from the Client’s obligations hereunder.

8. Termination. Client has the right to terminate this agreement early if Client’s mail or telecommunications service or access to the office(s) is cut for a period of fifteen (15) consecutive business days.

Regent has the right to terminate this agreement early; 1) if Client fails to correct a default or the default cannot be corrected; 2) without opportunity to cure if Client repeatedly defaults under the agreement; or 3) if Client uses the center for any illegal operations or purposes.

9. Restriction on Hiring. Regent’s employees are an essential part of its ability to deliver its services. Client acknowledges this and agrees that, during the term of this agreement and for six (6) months thereafter, Client will not solicit any of Regent’s employees. If Client does hire one of Regent’s employees, Client agrees to pay liquidated damages in the amount of one-half of the annual base salary of the employee Client hires. Client agrees that this liquidated damage is fair and reasonable.

10. Renewal/Notice Requirement. Prior to 60 days before the termination date of this license, Client shall provide Regent with written notice of its intent as to whether or not it wishes to renew this license for an additional term. Such notice may only be delivered on the first day of any given month. If such notice is delivered on any other day, it shall deemed to have been delivered on the first day of the following month. In the event that no notice is provided, Regent may extend the term of this license for an additional term to terminate 60 days after the last day of the month in which Client provides notice to terminate. The aforesaid clause shall not be construed to create any right of Client to extend this license beyond its termination date. The fee for the period beyond the original termination date shall be no more than 200% of the monthly fee defined herein.

11. Rules and Regulations. Smoking is not permitted anywhere in the building. No Client may enter the office(s) of another Client without explicit permission from such other Client. No Client may use or borrow any equipment or supplies belonging to another Client without explicit permission. Unattended guests of Clients are not permitted in the common areas of the Center outside of normal business hours. The use of speakerphones in cubicles is not permitted. Client agrees not to make any changes or alterations to the office(s) or to attach any thing to the floor, walls or ceiling of the office(s) without Regent’s prior consent in each instance. The rules and regulations may be amended by Regent from time to time and shall be posted within the Center and/or circulated among the clients.

12.	Miscellaneous.

A. All notices shall be in writing and may be given by registered or certified mail, overnight mail or hand delivered with proof of delivery.

B. Move-out/Cleaning Fee. For all terms, a fee of $175.00 per office shall be assessed.

C. Client acknowledges that Regent will comply with the U.S. Postal Service regulations regarding client mail. Upon termination of this agreement, Client must notify all parties with whom Client does business of Client’s change of address. Client agrees not to file a change of address form with the postal service. Filing of a change of address form may forward all mail addressed to the center to Client’s new address. In addition, all telephone and facsimile numbers and IP address are the property of Regent. These numbers will not be transferred to Client at the end of the term. For a period of thirty (30) days after the expiration of this agreement, Regent will provide Client’s new telephone number and address to all incoming callers and will hold Client’s mail, packages and facsimiles at no cost to Client so long as client is not in default as defined above. After thirty (30) days, Client may request the continuation of this service upon initiation of a separate license.

D. In the event a dispute arises under this agreement, Client agrees to submit the dispute to mediation. If mediation does not resolve the dispute, Client agrees that the matter will be submitted to arbitration pursuant to the procedure established by the American Arbitration Association in the metropolitan area in which this center is located. The decision of the arbitrator will be binding on the parties. The non-prevailing party as determined by the arbitrator shall pay the prevailing party’s attorney’s fees and costs associated with the arbitration. Furthermore, if a court decision prevents or Regent elects not to submit this matter to arbitration, then the non-prevailing party as determined by the court shall pay the prevailing party’s reasonable attorney’s fees and costs. Nothing in this paragraph will prohibit Regent from seeking equitable relief including without limitation any action for removal of the Client from the center after the license has been terminated or revoked. No bond or other security shall be required of Regent.

E. Client may not offer to any party within Regent’s Center or building, any of the services that Regent provides to its Clients including, but not limited to, the services described herein.

F. Canvassing, soliciting and peddling in the building are prohibited and client shall not solicit other Regent clients for any business or other purpose without Regent’s written consent.

G. This agreement is governed by the laws of the state of California.

H. Client may not assign this agreement without the written consent of Regent, which will not be unreasonably withheld.

I. Regent reserves the right to relocate the client to another office within the Center of equal or greater value. If Regent exercises this right, the relocation shall be at Regent’s expense.

J. This agreement is the entire agreement between Regent and Client. It supercedes all prior agreements.

K. For any building services requested by Client, Client agrees to pay all fees associated with such that are passed through to Regent by the building management. This includes but is not limited to extra trash removal, large item removal, after hours freight elevator use, after hours HVAC and additional cleaning services.

L. For all returned checks, a $35 returned check fee will be applied. In addition, a late payment fee (see section 3) will be applied.

M. A $325.00 reactivation fee will be assessed for all Clients whose accounts have been terminated due to default.

REGENT BUSINESS CENTERS WOODLAND HILLS, LLC

By:	/s/ Carolina Baldwin
Name:	Carolina Baldwin	DATE:	4/29/08
Its:	General Manager

CLIENT:

By:	/s/ Manish Singh
Name:	Manish Singh	DATE:	4/29/08
Its:	President & CEO

MEMORANDUM

TO:	ImmunoCellular Therapeutics

FROM:	Regent Business Centers

DATE:	1/8/09

RE:	License Agreement, dated as of 4/29/2008, by and ImmunoCellular Therapeutics as Client and Regent Business Centers, LLC, as Licensor.

Please note that your license agreement is due to expire at the end of February 28, 2009. This is a reminder that 60 day notice is required if you intend to vacate. If you would like to extend for an additional period of time, feel free to contact me at your earliest convenience.

We are offering you a renewal upon the following terms:

3% increase on your base rent of $2,810.00

Thank you.

Sincerely,

/s/ Flor Garcia
Flor Garcia
General Manager
Regent Business Centers, Woodland Hills

AMENDMENT TO LICENSE AGREEMENT

Re: License Agreement, dated as of 04/29/2008, by and between Immunocellular Therapeutics as Client and Regent Business Centers Woodland Hills, LLC, as Licensor.

The above referenced Agreement is hereby amended subject to the following modifications or revisions:

1.	The term set forth in the Agreement is hereby extended. The renewal term will commence on 3/1/2009 and will expire on 02/28/2010

2.	The Fixed Monthly Office Fee for the Renewal Term shall be $2,894.30 subject to any modifications and/or revisions, which may be agreed to by both Regent and Client.

All capitalized terms used in this Agreement shall have the same meaning as set forth in and defined in the License Agreement.

Except as set forth herein, all other terms and conditions of the License Agreement shall remain in full force and effect.

Agreed to:

Dated:	1/9/09

Client:

By:	/s/ Manish Singh
Name:	Manish Singh, Ph.D.

Regent Business Centers Woodland Hills, LLC

By:	/s/ Flor Garcia
Name:	Flor Garcia